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                     February 27, 2024

       Stephen Barnes
       Chief Financial Officer
       Accolade, Inc.
       1201 Third Avenue
       Suite 1700
       Seattle, WA 98101

                                                        Re: Accolade, Inc.
                                                            Form 10-K for
Fiscal Year Ended February 28, 2023
                                                            File No. 001-39348

       Dear Stephen Barnes:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services